Geospatial Holdings, Inc. 8-K

Exhibit 99.1

News Release

Contacts:
Geospatial Holdings, Inc.
Timothy Sutherland, Director
+1-703-227-1048

Reduct NV
Otto Ballintijn, CEO
+32 (0)3 451 77 39

Geospatial Enters Into Strategic Alliance with Reduct

PITTSBURGH, PA April 13, 2011 /PRNewswire/ -- Geospatial Holdings, Inc. (OTC Bulletin Board "GSPH") (Geospatial) and Reduct NV (Reduct) have formed a strategic alliance to expedite the deployment of Reduct’s DuctRunner/Smart Probe Pipeline Mapping Technologies and Geospatial’s GeoUnderground™ Web-based GIS Portal into the global marketplace. Highlights of the alliance include:

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A new ten year license and distribution agreement (License Agreement) between Geospatial and Reduct for Geospatial’s current market territory of North America, South America and Australia. The License Agreement also provides for a gateway to Russia, Oman, Jordan, Abu Dhabi and Qatar.

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The License Agreement provides Geospatial non-exclusive rights for its current market position, along with the provision for exclusive rights in the United States and other territories upon the achievement of specified sales benchmarks.

•	As part of the License Agreement, Peter Magnus (CEO of Reduct’s parent company, Delta Networks, SA) has agreed to join the Geospatial Board of Directors.

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The License Agreement, which was executed on April 11, 2011, will be in full force and effect upon Geospatial’s completion of a stipulated capital raise. Reduct will rescind its notice of termination of the predecessor license and distribution agreement and relinquish any associated claims when the new agreement becomes effective.

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Under the License Agreement, Reduct will earn a 5% royalty on all of Geospatial’s revenue and Geospatial will earn a 5% commission on global sales of Reduct probes, outside Geospatial’s current market territory, that utilize Geospatial’s proprietary GeoUnderground™ GIS software.

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As consideration for entering into the new agreement and forgiveness of $3 million in outstanding license fees payable to Reduct, Delta Networks will be issued Geospatial common stock equivalent to 18% of the Geospatial’s common stock outstanding at the effective date of the agreement and for a period of eight years thereafter.

Timothy Sutherland, Chairman and Chief Executive Officer of Pace Global Energy Services, LLC  and member of Geospatial’s Board of Directors commented:  “Over recent months, we have been working diligently with Reduct to develop an agreement that leverages the value of both Geospatial and Reduct for the benefit of its stockholders and customers.  We feel we have structured a business relationship founded upon the alignment of the two companies’ economic interests, which will create value over the long term”.

John Green, Chairman of the Board of Reduct commented: “We welcome the changes in the strategic plan that Geospatial has adopted and share Timothy Sutherland’s view of the global potential that this strategic relationship holds for both companies.”

About Geospatial Holdings, Inc.

Geospatial Holdings, Inc. utilizes proprietary technologies to determine the accurate location and position of underground pipelines, conduits and other underground infrastructure data allowing Geospatial to create accurate three-dimensional (3D) digital maps and models of all underground infrastructure. Our website is www.GeospatialHoldings.com.

GeoUnderground, the company's powerful (GIS) geographic information system database enables users to view and utilize this 3D pipeline mapping information securely from any desktop or via a standard browser. GeoUnderground seamlessly integrates with all known technologies gathering above-ground geo-referenced digital information and all standard GIS databases.

Licensed users, for the first time, have available to them a suite of technologies allowing them to collect data and create highly accurate 3D maps and models of both above-ground and below-ground infrastructure and view and share this invaluable information in a secure manner with their peers and associates anywhere in the world through a conventional browser via the internet.

Geospatial provides proprietary data acquisition technologies which accurately locate and map underground and above ground infrastructure assets such as pipelines and surface features and manages that data via its GeoUnderground web-based portal.

About Reduct

Reduct NV is a leading developer of gyroscope based pipeline mapping technologies and systems that enable accurate 3D location of underground pipelines and duct infrastructure.

Based on its patented DuctRunner technology, Reduct offers a range of pipeline mapping systems starting with the world’s smallest gyroscopic mapping tool for ducts with an internal diameter of just 40mm/1.5” up to system for pipes with internal diameters of 1450mm/58” and beyond.

Recently, Reduct launched its first integrated XYZ and DVR (video) system allowing users to accurately and efficiently determine coordinates of pipeline anomalies, lateral connection and other in-pipe details.

For further information please visit our website http:// www.ductrunner.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. The Company makes forward-looking statements in this news release that represent the Company's beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to the Company and on management's beliefs, assumptions, estimates and projections and are not guarantees of future events or results. When used in this document, the words "anticipate," "estimate," "believe," "plan," "intend," "may," "will" and similar expressions are intended to identify forward looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the "Risk Factors" section of the Company's Annual Report on Form 10-K. for the year ended December 31, 2009 and in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's Report on Form 8-K filed with the Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, we do not assume a duty to update forward-looking statements whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

SOURCE: Geospatial Holdings, Inc.